UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
March 23, 2009

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 23, 2009, Rogers Corporation (the “Registrant”) entered into an Asset Purchase Agreement (the “Agreement”) with MTI Global Inc. (“MTI Global”), a Canadian company publicly traded on the Toronto Stock Exchange (TSX: MTI) and its wholly-owned subsidiaries (the “Subsidiaries”), MTI Specialty Silicones Inc., a Delaware corporation, and MTI Leewood Germany GmbH, a corporation organized under laws of Germany.  Under the Agreement, the Registrant, and/or its designated subsidiaries, has agreed to purchase, subject to satisfaction of certain conditions to closing described in the Agreement, substantially all of the assets of the Subsidiaries used in MTI Global’s silicones business, including product lines, technology, and manufacturing equipment located at the Subsidiaries’ Bremen, Germany, and Richmond, Virginia, USA plant sites.  The aggregate purchase price for the purchased assets is US $7.4 Million.  The parties expect the transaction to close in the second quarter of 2009.

As a condition to closing, US $650,000 of the aggregate purchase price will be placed into escrow to cover indemnification obligations, with US $150,000 to be released from escrow 90 days after the closing, and the remaining US $500,000 to be released from escrow 12 months following the closing. Additionally, the parties will enter into non-competition and non-solicitation and transitional services agreements, among other ancillary documents.

In a Press Release dated March 24, 2009, the Registrant announced the signing of the Agreement. A copy of the Registrant's Press Release is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)       Exhibits

99.1                 Press Release, dated March 24, 2009, issued by Rogers Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

		By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date:	March 24, 2009